FOR FURTHER INFORMATION:
                                   Media Relations:      Investor Relations:
                                   Stan Lampe            Bill Henderson
                                  (859) 653-6242        (859) 815-4454
                                   shlampe@ashland.com   wehenderson@ashland.com

                                   FOR IMMEDIATE RELEASE
                                   JANUARY 23, 2003

ASHLAND INC. ANNOUNCES
FIRST-QUARTER RESULTS

Covington, Ky. - The following was issued today by Ashland Inc. (NYSE:ASH):

                       FISCAL 2003: FIRST-QUARTER RESULTS

                                                         Quarter ended Dec. 31
         (In millions except earnings per share)         2002             2001
         ---------------------------------------------------------------------

         Reported results
               Operating income                        $   37           $   98
               Net income (loss)                       $  (92)          $   27
               Earnings (loss) per share               $(1.35)          $  .38

         Excluding unusual items
               Operating income                        $   37           $  127
               Net income                              $    3           $   56
               Earnings per share                      $  .04           $  .80

     Ashland Inc. today reported a net loss of $92 million, equal to $1.35 a share, for the quarter ended Dec. 31, 2002, the first quarter of the company's 2003 fiscal year. The loss was due to a $95 million after-tax charge, equal to $1.39 a share, associated with estimated future asbestos liabilities less probable insurance recoveries. Excluding the charge, net income totaled $3 million, or four cents a share.

     In the quarter a year ago, Ashland had net income of $27 million, or 38 cents a share. Those results included an $18 million after-tax charge to adjust the carrying value of Marathon Ashland Petroleum LLC (MAP) inventories to market value and an $11 million after-tax charge for the cumulative effect of an accounting change for goodwill. Excluding these items, net income for the December 2001 quarter amounted to $56 million, or 80 cents a share.


                                     -more-

     "Results from the December quarter were disappointing," said James J. O'Brien, Ashland Inc. chairman and chief executive officer. "Higher crude oil prices and abnormally high rainfall negatively affected operating income for MAP and APAC, respectively."


     Although MAP and APAC had a difficult quarter, our other businesses are gaining momentum. "Ashland Distribution has increased daily sales volumes. Ashland Specialty Chemical improved operating profit in four of its six lines of business, with strong increases from casting solutions, specialty polymers & adhesives and electronic chemicals," O'Brien said. "Valvoline achieved an outstanding quarter, posting stronger results from the `do-it-yourself' and `do-it-for-me' segments of the U.S. market as well as from its international operations."

REVIEW OF OPERATIONS

     Turning to results by line of business, operating income from refining and marketing was $24 million, a decline of 68 percent compared to the same quarter last year. During the quarter, crude oil prices were extremely volatile due to the labor strike affecting oil production in Venezuela and continuing uncertainty over Iraq. As a result, crude oil prices escalated rapidly in December, squeezing product margins. MAP also experienced a heavy maintenance schedule which reduced production of refined products and increased maintenance costs. "Although MAP had a difficult December quarter, the joint venture has been the industry leader in profit per barrel of crude oil refined, and profits should improve as markets stabilize," O'Brien said. "MAP also remains a strong cash generator and provided an $82 million cash distribution to Ashland during the quarter."

     Reflecting higher than usual precipitation throughout the quarter in much of its operating area, results from APAC's road construction business fell to break-even levels, compared to a $36 million profit for the same period last year. According to the National Oceanic and Atmospheric Administration, rainfall in October was among the highest levels on record in nine of the 14 states in which APAC operates. The months of November and December also posted above-average precipitation in most of APAC's geographic markets. Asphalt production was down 24 percent as a result of weather-related work stoppages.

     "We expect APAC to report a loss for the March quarter that will be substantially larger than the $14 million loss reported for the same period last year," said O'Brien. As a result, fiscal 2003 operating income may not equal the prior year. However, APAC's backlog of $1.7 billion at Dec. 31 was 10 percent higher than a year ago, and we are optimistic that we will have a strong second half of the year."

     APAC remains on track to earn a 10 percent after-tax return on investment by fiscal

                                   -more-

2004. "Our initiatives to transform business processes and restructure APAC's organization are on schedule, and we expect to see results from our efforts in the second half of 2003," O'Brien added.

     Valvoline reported first quarter earnings of $15 million, a 36 percent increase over the same period last year. Stronger volumes from the core lubricants business and the success of Valvoline's ongoing premium product strategy contributed to strong December quarter results. Sales of R-12 automotive refrigerant added modestly to operating profit. "We have now sold essentially all of our R-12 inventory," O'Brien explained. "However, our strategy to emphasize new product development and premium brands has successfully replaced the operating income formerly contributed by R-12."

     Operating income of $9 million from Ashland Distribution was even with last year. Most of the profits for both quarters came from litigation settlements and asset sales. "Ashland Distribution continues to be affected by the weak economy and is still experiencing higher general and administrative expenses associated with the reorganization of this business," said O'Brien. "This initiative is beginning to have an impact. For example, daily sales volumes were up by 10 percent compared to the same period last year."

     Profits from Ashland Specialty Chemical were up slightly to $18 million. Due to market improvements, sales volumes were up, and several operating units saw marked increases in operating income. Earnings from electronic chemicals were substantially higher compared to the same period last year. The casting solutions and specialty polymers and adhesives businesses also reported significantly improved results.

     Corporate expenses were up $10 million compared to last year due to an $8 million charge for severance and other transition costs related to Ashland's program to reduce general and administrative costs by $25 million per year, as well as the decision to begin expensing stock options as of Oct.1, 2002. "We expect the G&A cost reduction program to be substantially implemented by March 31, 2003," O'Brien said.

     "We're improving operational efficiency companywide, and we've taken many of the necessary steps to take advantage of opportunities in the marketplace," O'Brien continued. "Despite its slow start this year, Ashland maintains a solid market position. With a clear vision and specific goals, we are taking aggressive actions to ensure long-term success. Ashland is a market-focused, process-centered organization that will continue to offer innovative solutions to its customers."


                                     -more-

ASBESTOS

     During the quarter, Ashland established an additional reserve of $390 million to increase its asbestos reserves to cover the claims and defense costs expected to be paid during the next ten years. Because insurance provides reimbursements for most of these costs, the majority of that amount should be offset by probable insurance recoveries valued at $235 million. After providing for income taxes, the net charge amounted to $95 million.

     "Our estimates of future asbestos liabilities and probable insurance recoveries were developed with the assistance of nationally recognized experts, namely Hamilton, Rabinovitz, & Alschuler, Inc. and Tillinghast - Towers Perrin," O'Brien said. "The results of their work give us increased confidence that this is a manageable issue for Ashland."

     Ashland Inc. (NYSE:ASH) is a Fortune 500 company providing products, services, and customer solutions throughout the world. Our businesses include road construction, specialty chemicals, lubricants, car-care products, chemical and plastics distribution and transportation fuels. Through the dedication of our employees, we are "The Who In How Things Work(TM)." Find us at www.ashland.com.

                                   - 0 -

Today at 8:00 a.m. (EDT), Ashland will provide a live audio webcast of its first quarter earnings presentation to the investment community. The webcast will be accessible through Ashland's Investor Relations website, www.ashland.com/investors. Following the live event, an archived version of the webcast will be available on the Ashland website until Feb. 6, 2003. Minimum requirements to listen to the webcast include the free Windows MediaPlayer software and a 28.8 Kbps connection to the Internet.

This news release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, with respect to Ashland's operating performance, earnings, and scope and effect of asbestos liabilities. These estimates are based upon a number of assumptions, including those mentioned within this news release. Such estimates are also based upon internal forecasts and analyses of current and future market conditions and trends, management plans and strategies, weather, operating efficiencies and economic conditions, such as prices, supply and demand, cost of raw materials, and legal proceedings and claims (including environmental and asbestos matters). Although Ashland believes its expectations are based on reasonable assumptions, it cannot assure the expectations reflected herein will be achieved. This forward-looking information may prove to be inaccurate and actual results may differ significantly from those anticipated if one or more of the underlying assumptions or expectations proves to be inaccurate or is unrealized or if other unexpected conditions or events occur. Other factors and risks affecting Ashland are contained in Ashland's Form 10-K for the fiscal year ended Sept. 30, 2002. Ashland undertakes no obligation to subsequently update or revise the forward-looking statements made in this news release to reflect events or circumstances after the date of this release.

(TM)Trademark, Ashland Inc.